UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CNX Resources Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive, Suite 400
Canonsburg, Pennsylvania 15317-6506
Telephone (724) 485-4000

ANNUAL MEETING OF SHAREHOLDERS – MAY 1, 2025

March 20, 2025

To: Shareholders of CNX Resources Corporation

During 2024, CNX continued to successfully execute its operational and capital allocation strategy despite one of the lowest natural gas price environments in recent years. Through the fourth quarter of 2024, the company has delivered 20 consecutive quarters of positive free cash flow (FCF) generation. The company generated approximately $816 million of net cash provided by operating activities in 2024, which resulted in approximately $331 million(1) in annual FCF. The results of our Sustainable Business Model execution set against a challenging commodity price backdrop highlights our ability to generate consistent, meaningful FCF, and speaks directly to the durability and quality of our asset base and our relentless focus on driving long-term per share value creation. As of January 8, 2025, we had a total of 149.2 million shares outstanding, a reduction of 36% since the share count peaked following the completion of the CNX Midstream Partners take-in transaction in the third quarter of 2020. The extent of our share count reduction in this short period of time is not just industry leading, but, we believe, ranks in the top handful of companies throughout the entire capital markets.

The ability to deliver this consistent, differentiated FCF is rooted in the company’s extensive legacy asset base throughout Appalachia and its tradition of innovation. CNX’s competitive moats start with its structural cost advantages resulting from integrated upstream and midstream business lines and a “stacked pay” acreage position in one of the world’s most prolific, lowest cost, and lowest methane intensity natural gas basins. Our unique, ultra-low carbon intensity premium products such as coal mine methane (CMM), coupled with our industry leading environmental practices, including the first-of-its-kind Radical Transparency initiative in collaboration with the Commonwealth of Pennsylvania, protect and advance the company’s core business license to operate while also ensuring CNX remains at the forefront of emerging market opportunities for low carbon intensity products.

These advantages drive our Sustainable Business Model and consistent generation of FCF per share, and present a differentiated upside versus our Appalachian peers. When coupled with our clinical capital allocation philosophy, we are positioned to deliver substantial intrinsic value creation per share for our owners for years to come.

Capital Allocation

Our decisions, resources, and processes remain concentrated on optimizing the long-term intrinsic per share value of the company. From 2020 through the end of 2024, we have generated $4.6 billion of net cash provided by operating activities, which resulted in $2.2 billion of FCF.(1) Across that same time period, the company allocated this FCF to return $1.4 billion in capital to shareholders through share repurchases and another $686 million to reduce outstanding debt and strengthen the balance sheet.

In 2024, the company repurchased 7.4 million shares of its common stock for $181 million at an average price of $24.56 per share. The company has retired 36% of its shares of common stock outstanding since the third quarter of 2020. Furthermore, since 2017 and through January 8, 2025, CNX repurchased approximately 126 million shares of its common stock for $1.9 billion at an average price of $15.48 per share. We believe these shares were repurchased at significantly discounted prices relative to intrinsic value, thereby creating meaningful long-term per share value for our owners.

On the balance sheet, the company ended the fourth quarter of 2024 with approximately $2.2 billion in total long-term debt and $2.1 billion in net debt. As of the fourth quarter of 2024, the weighted average maturity of our senior unsecured debt maturities is five and half years, and we maintain a significant runway before the nearest bond maturities, providing us with considerable flexibility to take advantage of any market disconnects or other opportunities that may arise. Since the third quarter of 2020, we have reduced outstanding adjusted net debt by approximately $434 million, and we continue to evaluate the timing of further debt reduction as part of our clinical approach to capital allocation.

On January 27, 2025, CNX completed the strategic bolt-on acquisition of the natural gas upstream and associated midstream business of Apex Energy II, LLC for total cash consideration of $505 million. This transaction expands CNX’s existing stacked Marcellus and Utica undeveloped leasehold in the CPA region and provides an existing infrastructure footprint that can be leveraged for future development, underscoring our confidence in the opportunities that have been unlocked from pioneering development in this region. We expect operational and other development synergies to add incremental value to the core business in the coming years.

Low Carbon Intensity Premium Products

In 2024, we generated $83 million in FCF primarily through the monetization of environmental attributes associated with 18.3 Bcf of CMM from our waste methane capture operations in Virginia and Pennsylvania. In the near term, we expect to continue to monetize similar levels of environmental attributes into the low carbon electricity generation market via the Pennsylvania Alternative Energy Portfolio Standard (AEPS) program. Longer term, we will continue to focus on expanding our premium, low carbon intensity CMM product into emerging markets – such as manufacturing, data centers, transportation, and aviation - that are seeking to decarbonize their supply chains.

We will also continue to pursue emerging regulatory compliance programs that further validate the intrinsic positive economic and environmental value of waste methane capture. For example, 2024 saw CMM’s inclusion into the Department of Energy’s Greenhouse gases, Regulated Emissions, and Energy use in Technologies (GREET) life cycle assessment model, as well as the 45V Hydrogen Production Tax Credit final rule as a viable fuel stock for hydrogen production. These developments represent the first federal recognitions of CMM’s inherent value and provide important validation and entry into other emerging market opportunities for our low carbon intensity premium product.

In addition, the company continues to advance its AutoSep Technologies and CNG/LNG business opportunities, transitioning from the technology development and validation phases into the early commercialization phase. We expect to see their positive impact to FCF unfold in the years ahead.

Radical Transparency

As a key factor in the CNX Sustainable Business Model, successful community engagement starts with understanding how we can better collaborate with our stakeholders through transparency, dialogue, and active listening. In 2024, CNX continued to lead the industry with its historic commitment to this transparency through operational disclosures in connection with its Radical Transparency program, a collaborative effort between CNX and Pennsylvania Governor Josh Shapiro that allows the Pennsylvania Department of Environmental Protection (DEP) to conduct the most intensive independent study of unconventional natural gas wells in the nation. This comprehensive program—which monitors and publicly discloses in real time air, water, and waste metrics—ensures local families, neighbors, and the public at large have a full understanding of the natural gas industry and its critical role in the environment and economy.

This unprecedented brand of transparency is good for resident and worker health, for economic development, for energy security, for the environment, and for community investment, and is critical to future public policy in the Commonwealth of Pennsylvania and the industry’s long-term license to operate. While we are still in the early phases of this multi-year collaboration with regulators, to date, we have collected hundreds of thousands of data points, and initial results demonstrate that emissions from CNX’s responsible natural gas development fall well below science-based air quality standards that are designed to protect the public from negative health effects resulting from certain emissions. CNX intends to continue to lead on this important topic and has received overwhelmingly positive feedback and support from discussions with shareholders, regulators and other regional partners. As such, we reiterate our call for others within our industry to join our efforts to ensure that future public policy decisions are grounded in facts and data rather than speculation and ideology.

CNX’s Mission Statement

 Our developed performance metrics are ultimately designed to help us achieve our mission:

To empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities, and delivers energy solutions for today and tomorrow.

Guiding Principles (Year-After-Year)

The company’s Board of Directors and Management team continue to focus on guiding CNX according to the following three essential principles:

1. Optimizing long-term per share returns for our shareholders

We invest capital exclusively in high-return projects which maximizes both capital allocation flexibility and long-term per share value for our shareholders.

We strongly believe that a steadfast, relentless commitment to best-in-class safety and environmental compliance increases efficiencies and margins, both important drivers of long-term intrinsic value per share.

2. Efficiently and prudently allocating capital

We focus on systematically earmarking capital dollars to the investment opportunities with the highest risk-adjusted returns. Period.

We typically insist on minimum internal rates of return of 20% for all capital investments and our internal projections are based on commodity price assumptions that are at or below the NYMEX strip.

Key components of our long-term capital allocation strategy include the following:

•	Methodical execution on high internal rate of return exploration & development projects;
•	Balance sheet strength to drive capital flexibility;
•	Opportunistic share count reduction where we see a significant margin of safety and discount to intrinsic value;

•	Strategic control of our midstream assets, which provides operating cost advantages and increases cumulative FCF across our long-term plan; and
•	Risk mitigation via a robust hedge book and tiered service contracts.

3. Seizing opportunities as the leading Appalachian energy company

Over the next few years, we plan to continue prioritizing the following core initiatives to optimize predictable FCF generation:

•	Lower Our Costs. With an emphasis on the power of autonomy for business units, we plan to continually reduce costs in our business units, seeking to maintain a low-cost position relative to our peers.
•	Programmatic Hedging. We will continue to follow a robust and programmatic hedging strategy. To optimize predictability, we plan to lock in returns by employing a “total” hedge strategy that hedges both NYMEX and basis differentiating CNX from its peers.
•	Incentives. Compensation programs that align management’s interests with those of our shareholders through annual FCF per share targets. Our long-term incentive compensation programs focus on share price outperformance, tangible methane emission metrics, and are designed to directly align management’s interests with those of our shareholders. The goal of both is to place management in the same shoes as our owners.
•	Growth Through Low Carbon Intensity Premium Products. We seek to leverage our unique asset base and core competencies in the development and commercialization of premium low carbon gas and technology products to drive intrinsic per share value growth.

Chairmanship Transition

Will Thorndike joined the CNX Board of Directors in 2014, and since his election to Chairman in 2016, has been steadfast in instilling the guiding principles that underpin CNX’s focus on long-term per share value creation.

During Will’s chairmanship (working in close partnership with CEO Nick DeIuliis and the Board), CNX has focused on a variety of capital allocation projects starting with the spin-out of the coal business in 2017 (today it is one of the few remaining public coal companies). Following a period of production expansion late last decade, CNX was early in recognizing the value of a fully integrated model and successfully brought in the balance of its midstream business in late 2020. Most relevantly, over that period, CNX has consistently emphasized the value of disciplined capital allocation. Coinciding with the midstream transaction and the end of the rapid production growth phase, CNX announced a clear, concise 7-year roadmap that emphasized maximizing FCF per share.

The results of this clear focus are evident when evaluating relative returns. An investment in CNX has delivered an annual total shareholder return and multiple of invested capital (MOIC) well above our four nearest industry peers (excluding several peers that entered bankruptcy since 2016), as illustrated in the chart below:

Total Shareholder Return (TSR)(2)

250%
200%
150%
100%
50%
0%
-50%
-100%
5/11/2016
5/11/2017
5/11/2018
5/11/2019
5/11/2020
5/11/2021
5/11/2022
5/11/2023
5/11/2024
9.6%: Annual TSR
2.2x: MOIC
2.6%: Annual TSR
1.3x: MOIC
CNX
Peer Index

The company is now comfortably in the top decile for 2025 FCF yield when measured to the broader S&P 500.(3) This key metric has correlated highly with long-term share price outperformance over the last 15 years.(4) Our focus will remain steadfastly on consistent generation of FCF per share. We look forward to Will’s continued guidance as a member of the Board. As he passes the chairmanship baton, we believe he does so with the company well-positioned to continue to create shareholder value for decades to come.

In the years ahead, we expect Ian McGuire to continue to build on this record in the position of Chairman. We are excited for Ian to bring his unique talents and experience to bear on our differentiated strategy. We look forward to Ian’s leadership and insights as CNX continues to deliver consistent, long-term per share value creation for our shareholders.

Conclusion

While the results these last several years have been exciting, we believe they represent only the early innings of CNX’s potential. Our focus in 2025 and beyond will remain, as always, on safe and compliant development of our extensive asset base and on disciplined capital allocation to grow our long-term FCF per share.

As we aspire to be great stewards of capital on behalf of our shareholders, we continue to run the company with long-termism in mind driven by great investors like Warren Buffett:

“If you aren’t willing to own a stock for 10 years, don’t even think about owning it for 10 minutes.”

Thank you for your investment in CNX and for your trust and partnership.

Will Thorndike	Nick DeIuliis
Director	President and Chief Executive Officer
CNX Resources Corporation	CNX Resources Corporation

Ian McGuire
Chairman of the Board of Directors
CNX Resources Corporation

(1)	FCF, Net Debt, and Adjusted Net Debt are financial measures not calculated in accordance with U.S. generally accepted accounting principles (GAAP).
Reconciliations of non-GAAP measures provided in this letter to the nearest GAAP measures are set forth in Appendix A to the company’s Proxy Statement, filed on March 20, 2025. CNX is unable to provide a reconciliation of projected FCF in this letter without unreasonable effort. This is due to our inability to calculate the comparable GAAP projected metrics, given the unknown effect, timing, and potential significance of certain income statement items.
(2)	Source: Bloomberg. Total annualized share price returns calculated from 5/11/2016 to 3/3/2025. Including the SpinCo, annual total shareholder return would increase to 10.9% across the same period.
(3)	Source: S&P Capital IQ as of 3/3/2025.
(4)	Jakab, Spencer. “The Magnificent 7 Are So Last Year. Cash Cows Are The New Kings: A twist on value has investors waking up to the beauty of companies returning gobs of cash to shareholders.” The Wall Street Journal. 2/11/2025. https://www.wsj.com/finance/investing/the-magnificent-7-are-so-last-year-cash-cows-are-the-new-kings-20e381aa

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids (NGLs); local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including global or domestic health crisis or global instability, our operations and national and global economic conditions, generally; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from a proposed transaction; ability to qualify for environmental attribute credits and the volatility of environmental attribute markets and changes in safety, health, environmental and other regulations.

CNX’s management uses certain non-GAAP financial measures for planning, forecasting and evaluating business and financial performance, and believes that they are useful for investors in analyzing the company. Although these are not measures of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that these financial measures are useful to an investor in evaluating CNX because (i) analysts utilize these metrics when evaluating company performance and have requested this information as of a recent practicable date, (ii) these metrics are widely used to evaluate a company’s operating performance, and (iii) we want to provide updated information to investors. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with GAAP. In addition, because all companies do not calculate these measures identically, these measures may not be comparable to similarly titled measures of other companies.